Filed Pursuant to Rule 424(b)(3)
Registration No. 333-82904-05

SUPPLEMENT
To Prospectus Supplement dated April 25, 2002

$605,272,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE LOAN TRUST 2002-9
Mortgage-Backed Notes, Series 2002-9

Structured Asset Securities Corporation
Depositor

Wells Fargo Bank Minnesota, National Association
 Master Servicer

On April 25, 2002, the Structured Asset Securities Corporation Mortgage Loan Trust 2002-9 Mortgage-Backed Notes, Series 2002-9 (the “Notes”) were issued in an original aggregate principal amount of approximately $605,272,000 pursuant to an Indenture dated as of April 1, 2002, by and between Structured Asset Securities Corporation Mortgage Loan Trust 2002-9, as Issuer (the “Trust”), and JPMorgan Chase Bank, as Indenture Trustee.  Each Note represented a nonrecourse obligation of the Trust, a statutory trust formed under the laws of the State of Delaware pursuant to a Trust Agreement dated as of April 1, 2002, among Structured Asset Securities Corporation, as Depositor, Wilmington Trust Company, as Owner Trustee, and JPMorgan Chase Bank, as Administrator.  The Notes were secured by the Collateral pledged under the Indenture.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Noteholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation Mortgage Loan Trust 2002-9

Statement to Certificateholders

October 25, 2004

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE
Al	381,668,000.00	133,683,880.75	4,714,357.24	222,509.39	4,936,866.63	0.00	0.00	128,969,523.51
A2	195,745,000.00	90,249,839.15	2,156,741.46	150,215.84	2,306,957.30	0.00	0.00	88,093,097.69
M1	7,441,000.00	7,441,000.00	0.00	14,410.74	14,410.74	0.00	0.00	7,441,000.00
M2	5,953,000.00	5,953,000.00	0.00	13,844.03	13,844.03	0.00	0.00	5,953,000.00
BI	4,465,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B2	10,000,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0.00	0.00	0.00	594,712.70	594,712.70	0.00	0.00	0.00
TOTALS	605,272,000.00	237,327,719.90	6,871,098.70	995692.70	7866791 .40	0.00	0.00	230,456,621.20

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE
CLASS	CUSIP	BEGINNING PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	ENDING PRINCIPAL
Al	86358RB55	350.26221939	12.35198455	0.58299200	12.93497655	337.91023484
A2	86358RC21	461.05820915	11.01811776	0.76740576	11.78552351	450.04009139
M1	86358RB63	1,000.00000000	0.00000000	1.93666711	1.93666711	1,000.00000000
M2	86358RB71	1,000.00000000	0.00000000	2.32555518	2.32555518	1,000.00000000
BI	86358RB89	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B2	86358RB97	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
TOTALS		392.10093958	11 .35208419	1.64503347	12.99711766	380.74885539

PASS-THROUGH RATES
CLASS	PREVIOUS	CURRENT	NEXT
A1	0.000000%	0.021400%	0.000000
A2	0.000000%	0.021400%	0.000000
M1	0.000000%	0.024900%	0.000000
M2	0.000000%	0.029900%	0.000000
BI	0.000000%	0.034900%	0.000000
B2	9.000000%	0.090000%	9.000000

IF THERE ARE ANY QUESTIONS OR PROBLEMS WITH THIS STATEMENT, PLEASE CONTACT THE ADMINISTRATOR LISTED BELOW:

RYAN VAUGHN

JPMorgan Chase Bank - Structured Finance Services NY

4 NEW YORK PLAZA FLR 6,

New York, New York 10004

Tel: (212) 623-4484 / Fax: (212) 623-5930

Email: Ryan.M.Vaughn@JPMorgan.com